Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333-189117 August 5, 2013

EMPOWERING

PERSONALIZED

CANCER

TREATMENT

August 5, 2013

Forward-Looking Statement

All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Cancer Genetics, Inc. (The Company) products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited, to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements.

Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights and other risks discussed in the Company’s registration statement on Form S-1 and other reports filed with the Securities and Exchange Commission which is available for review at www.sec.gov.

Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the Company’s business.

The Company disclaims any intent or obligation to update these forward-looking statements.

Free Writing Prospectus Statement

This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing.

We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at http://sec.gov. The preliminary prospectus, dated August 5, 2013, is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com.

Offering Summary

Issuer Cancer Genetics, Inc. (CGIX)

Exchange OTCQB / CGIX — applying to NASDAQ concurrent with offering

Offering Size $15,000,000

Over-Allotment 15%

Fully Diluted Shares Outstanding* 6,750,778 (includes 2.4 million outstanding warrants and options)

Sales and Marketing Expansion

Mayo Clinic Joint Venture

Product Commercialization

Use of Proceeds Retire Mezzanine Financing

Continued R&D

General Working Capital

Sole Book-Runner Aegis Capital Corp

Co-Lead Manager Feltl & Company

*Share numbers are pre-offering as of 06/30/13 and reflect 507,610 options outstanding with an average exercise price of $7.61 and 1,926,477 warrants with an average exercise price of $12.15.

2013 Cancer Genetics, Inc. | OTCQB: CGIX |4

Growth-Stage, Oncology-Focused, Personalized-Diagnostics Company

- ✓ Established multi-year track record of top-line growth with improving margins
- ✓ Hybrid business model providing proprietary genomic products, clinical cancer testing and clinical trial services for biotechs and pharmas
- ✓ Portfolio of commercially available, IP-protected, revenue-creating products: microarrays, DNA panels and probes
- ✓ 54% revenue growth first half 2013 over first half 2012
- ✓ Experienced management team, active board of directors, and committed, industry-leading scientific advisors
- ✓ Category continues to experience significant price-to-sales multiples and premium acquisition valuations
- ✓ Established collaborations and partnerships with world-class institutions including J.V. with Mayo Clinic: OncoSpire Genomics

Stanford School of Medicine | National Cancer Institute | Memorial Sloan-Kettering Cancer Center | Mayo Clinic | The University of Iowa | Cleveland Clinic | Dana-Farber Cancer Institute

CGI Cancer Genetics

2013 Cancer Genetics, Inc. | OTCQB: CGIX | 5

Molecular Diagnostics are Changing our Understanding of Cancer While Providing New Tools to Diagnose & Treat Patients

Our unique focus & approach supports the entire cancer care continuum

DIAGNOSIS PROGNOSIS THERANOSIS

Use genomics to Assist in patient Personalize

provide an accurate outcome and disease therapeutic plan and and definitive typing management treatment options

of the cancer

Do I have cancer and What are my survival What drug(s) to give,

what type? prospects? how much, and when?

Integrated Molecular Diagnostic Testing Brings Benefits Across the Entire Oncology Ecosystem

PATIENTS Receive faster and more accurate diagnoses, as well as more personalized oncology care

PHYSICIANS Gain newer, more accurate tools to assess a patient’s cancer and develop an informed treatment plan

PAYORS Benefit from cost-savings when oncologists receive the right information the first time, and from increased treatment effectiveness

PHARMA See high value in personalized medicine _ and targeted therapeutics require companion diagnostic tests

2013 Cancer Genetics, Inc. | OTCQB: CGIX |6

CGI’s Mission is to Personalize and Improve the

Success Rate in Cancer Treatment

Traditional Approach Our Approach: Personalized Medicine

Phenotypic & Biomarkers and

Physical Examination Companion Diagnostics

Morphologic & Genomic Analysis &

Pathological Analysis Proprietary Algorithms

Large & Multiple Reduced Size and

Specimens Required Number of Specimens

Significant Delays to Improved Diagnoses &

Treatment Treatment Plans

Situation Today Target For Tomorrow

Source: Clinical Trends in Molecular Medicine, Vol. 7, Issue 5

Integrating & Delivering Genomic Information About a Patient’s Cancer Can

Improve Care & Reduce Cost

2013 Cancer Genetics, Inc. | OTCQB: CGIX |7

Unique, Scalable and Multifaceted Business Model

PROPRIETARY PRODUCTS CLINICAL SERVICES BIOPHARMA PARTNERSHIPS

Proprietary molecular diagnostics & FISH probes

Clinically validated

IP-protected

Sold globally

Probe manufacturing leverages low-cost, high scale facility in India

Differentiated and complete disease-focused solutions

Superior turnaround times

World-class expertise in genomics and cytogenetics

Serving community hospitals and labs through unique Expand Dx” program

Biomarker and companion diagnostic development

World-class genomics and bioinformatics

Drug-specific and cancer- specific assays

Comprehensive focus in hematologic and urogenital cancers

Suite of Products and Services Provides Multiple Growth Drivers and Value to Multiple Parties: Clinical Community, Biopharma & Medtech

2013 Cancer Genetics, Inc. | OTCQB: CGIX |8

Our Target Markets in Oncology Testing Comprise Over 610,000 New Lives Annually in the U.S.

Hematological:

Lymphoma, Leukemia, M. Myeloma

149,990

2013 Estimated New Cases

(U.S.)

Death Rate

36%

Source: American Cancer Society

Urogenital:

Kidney, Bladder & Prostate

376,310

2013 Estimated New Cases

(U.S.)

Death Rate 16%

Gynecological:

Cervical, Endometrial & Ovarian

84,140

2013 Estimated New Cases

(U.S.)

Death Rate 31%

5 Products Launched in Target Segments

Ability to Impact Over 610,000 New Lives Annually in the U.S.

2013 Cancer Genetics, Inc. | OTCQB: CGIX |9

5 Proprietary Diagnostic Products

Commercially Launched & In Market

Research & Clinical Commercial Launch &

Discovery Development Development Market Entry

MatBA®—Chronic & Small Lymphocytic Leukemia

MatBA®—Diffuse Large B-Cell Lymphoma

MatBA®—Mantle Cell Lymphoma

MatBA®—FL

MatBA®—MM

UroGenRA”—Kidney

UroGenRA”—Bladder

UroGenRA”-Prostate

FHACT”—Cervical*

FHACT”- Head&Neck*—Launched Outside U.S. As A Product

UGenRA”—Cervical

UGenRA”—Endometrial

UGenRA”—Ovarian

Clinical Collaboration & Validation Partners

2013 Cancer Genetics, Inc. | OTCQB: CGIX |10

Despite Improved Cancer Care, Case Numbers for Hematologic Cancers are Still Rising

Identified Leukemia & Lymphoma Subtypes Incidence & Survival Rates for NHLs

(US Only, per 100,000)

Genomics-Based Tests like MatBA® are Critical and Improve the Management and Cost of Hematologic Cancers

2013 Cancer Genetics, Inc. | OTCQB: CGIX |11

MatBA®-CLL/SLL Array-CGH Improves Risk Stratification & Outcome Prediction


FISH
(Current Method)
MatBA
CLL/SLL
(CGI Method)
Impact on therapy selection & clinical management of CLL patients.
Favorable
Intermediate
Unfavorable
Favorable/ Intermediate (no distinction)
85%
15%
38%
39%
23%
38% of cases in our study have a favorable prognosis falling under "watch & wait" approach.
8% of cases with unfavorable prognosis missed by FISH and caught using MatBA®-CLL/SLL.
Genomic Aberrations Reported by FISH:
4
Genomic Aberrations Reported by MatBA®-CLL/SLL:
20

- ✓ Validated in Collaboration w/ Dr. Kanti Rai & Dr. Nicholas Chiorazzi (NSLIJ); 2 Datasets, 322 specimens
- ✓ Additional Validations being conducted w/ HUMC & Dana Farber; 2 Cohorts, 350+ specimens

North Shore LIJ

DANA-FARBER CANCER INSTITUTE

HackensackUMC

CGI CANCER GENETICS
2013 Cancer Genetics, Inc. | OTCQB: CGIX | 12

MatBA® Can Group Patients Into Risk Groups and Prognostication Classes

MatBA®- CLL / SLL is a diagnostic tool and prognostic indicator for patient stratification and improved patient management

- ✓ Being actively used in clinical care, in clinical trials and in validation programs with Dana Farber, MSKCC and HUMC
- ✓ 20 key genetic events/sites classify CLL patients as having the potential for
  - Poor outcome = High risk
  - Intermediate outcome = Intermediate risk
  - Good outcome = Low risk

Detection of specific genomic imbalance in CLL/SLL by MatBA®-CLL/SLL correlates patient risk with time to first treatment (TTFT) and shorter overall survival (OS)

- ✓ Patients classified as high risk showed a shorter time to first treatment (TTFT) compared to those classified as low or intermediate risk
- ✓ Patients classified as high risk had significantly shorter overall survival (OS) times than those classified as low or intermediate risk
- ✓ Provides additional risk stratification between low and intermediate risk patients, not currently available in other tests

Time to First Treatment (TTFT)


MatBA
Proportion Treatment-Free
1.0
0.8
0.6
0.4
0.2
0.0
P = 0.090
P = 0.001
GOOD (n=74)
INTERMED (n=107)
POOR (n=47)
0
100
200
300
400
Time (months)

Overall Survival (OS)


Proportion Surviving
1.0
0.8
0.6
0.4
0.2
0.0
P < 0.001
P = 0.010
GOOD (n=74)
INTERMED (n=107)
POOR (n=47)
0
100
200
300
400
Time (months)

Leukemia & Lymphoma – Houldsworth, et. al Sept/Oct 2013

CANCER GENETICS
2013 Cancer Genetics, Inc. | OTCQB: CGIX | 13

UroGenRA™-Kidney Can Help Decide if Partial Kidney Removal Is Required and Guide Treatment Selection

PROBLEM	SOLUTION
Men and women with renal masses often undergo unnecessary nephrectomy for accurate diagnosis and experience delay in treatment	**UroGenRA™ is designed to detect genomic aberrations in a single assay in percutaneous needle biopsies permitting accurate diagnosis and reduction in cost & time to treatment**

Prospective ongoing percutaneous needle biopsy (n>50) MSKCC

Memorial Sloan-Kettering Cancer Center

- Approaching 100% classification between benign and malignant lesions
- Demonstrated ability to diagnose pathologically "unclassifiable" biopsies prior to surgical intervention
- J. Coleman (MSKCC) & E. Klein (Cleveland Clinic)

Retrospective ongoing in-house FFPE validation (n>150) CCF

Cleveland Clinic

- Test to distinguish benign from malignant subtype

In-silico validation (n>600)

- Tested to subtype

Subtype	Specificity
ccRCC (n=489)	91%
pRCC (n=75)	97%
chrRCC (n=65)	98%

UroGenRA KIDNEY
INFORM PREDICT DECIDE
Urogenital Cancer Array

Clinical Benefits Include Reduction in Number of Highly Invasive Procedures, Time to Treatment Selection and Time to Treatment Initiation

CANCER GENETICS
2013 Cancer Genetics, Inc. | OTCQB: CGIX | 14

FHACT”— A New Genomic Aid In The Screening & Management Of Cervical Cancer

Cervical cancer effects nearly 500,000 women annually with nearly 80% in developing countries.

HPV+

90% Regress 10% Progress

Abnormal

to Normal Grade Cervical to Higher Grade

Decreased Risk for Cancer Lesions Increased Risk for Cancer

Provides critical information which reduces unnecessary and costly colposcopy

Predicts the progression and associated risk of cervical cancer progression

Genomic Amplification By Disease Category

Source: Luhn et al., IPV Poster, 2012 www.cmdrc.com

Global Validation Partners

■ National Cancer Institute ■ Georgia Health Sciences Univ.■ University of Iowa ■ Kamineni Hospital

*—Launched Outside U.S. As A Product

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IP Position and Detailed Global Strategy

Panel for the Detection and Differentiation of Renal Cortical Neoplasms
- US 11/932,422
- Europe 08844570.5

Methods of Analyzing Chromosomal Translocations Using Fluorescence In Situ Hybridization (FISH)
- US Issued Patent 7,585,964
- US Issued Patent 7,964,345
- Canada 2,447,320

Methods and Tools for the Diagnosis of Female Gynecological Cancers and Precancers
- US 61/581,350

Tool for Diagnosis and Prognosis of Mature B-Cell Neoplasms
- US 12/980,480
- US 13/475,034
- Europe 10803548.6
- India 6657/DELNP/2012
- Canada 2,785,656

Methods for Detecting Human Papilloma Virus-Associated Cancers
- US 13/227,027
- US 13/474,111
- PCT/US2011/050681

- Strong and growing portfolio in molecular-focused patents for disease identification and stratification
- IP-based on unique algorithms across a broad group of chromosomal regions
- Validation of specific clinical endpoints that are associated with particular disease outcomes or decisions
- Filing and maintenance of trademark portfolio

CGI CANCER GENETICS Empowering Personalized Cancer Treatment
2013 Cancer Genetics, Inc. | OTCQB: CGIX | 16

Large, Targeted Market Opportunities with Extensive Value Creation for Key Markets

Target Markets

Universities and Research Centers

Community Hospitals Regional Cancer Centers Oncologists and Pathologists

Biotechnology Companies Pharmaceutical Companies

Emerging Markets

■ Commercialization Strategy

■ Collaborate to create and validate microarrays and other proprietary products ■ Accelerate launch of large scale studies

■ Continue to growing sales force that calls on hospitals and regional laboratories ■ Plan development of national footprint through Expand Dx”

■ Leverage clinical infrastructure and proprietary product portfolio for testing services that support clinical trials

■ Expand sales emphasis of Select One”

■ Enhance distributor base in select emerging economies ■ Partner with leading local cancer care providers and hospitals to provide probes, arrays and clinical services

2013 Cancer Genetics, Inc. | OTCQB: CGIX |17

Unique Service Offering Developed to Enable Community Hospitals to Improve Cancer Outcomes & Treat Patients Locally

Expanding & Developing Cancer Care is a Top Priority for Hospital CEOs

& CFOs

4,000 to 5,000 Community Hospitals

& Laboratories in the U.S.

85% Of All U.S. Cancer Patients are

Initially Diagnosed in Community

Hospitals & Laboratories

$600,000—$800,000 USD in Testing

Opportunity on Average per Hospital

■ Delivers better outcomes to community hospitals and laboratories

■ Enables community hospitals to bring state-of-the-art genomic testing to patients

■ Brings personalized medicine to the community hospital vs. just at academic and teaching hospitals

■ Allows community hospitals to keep patients and treat them locally

■ Improving care and quality is critical to maintaining reimbursement for community hospitals

2013 Cancer Genetics, Inc. | OTCQB: CGIX |18

Clinical Trial Services Showing Strong Growth and Robust Pipeline

ONCOLOGY DRUGS ASSOCIATED WITH BIOMARKER(S)

55% 21% 2011 2016

GROWTH IN CGI’s DIRECT BILL

CLIENTS ($000) $1,738

$684

$221

1H, 2011 1H, 2012 1H, 2013

Source: Company Analysis and Management Estimates

Well-Positioned for Use in Clinical Trials & Companion Diagnostic Programs

2013 Cancer Genetics, Inc. | OTCQB: CGIX |19

Gilead is Currently Using a Comprehensive Panel of CGI Services & Proprietary Products in National & International Trials for Hematologic Cancers

Highlights

■ Comprehensive, biomarker-based patient profiling will help risk stratification and response monitoring ■ Improved patient profiling will result in improved trial efficacy for Gilead ■ Testing will occur across several methodologies, including flow cytometry, FISH, sequencing and mutation assays, and MatBA® microarrays ■ CGI provides biomarker driven insight regarding patient targeting and potential outcomes ■ Trials cover both national and international locations with all patient specimens being processed in Rutherford, New Jersey

The Gilead Relationship Exemplifies the Significant Upside Potential of

CGI’s Select One” Offering

CGIX Press Release: Cancer Genetics, Inc. Selected By Gilead Sciences, Inc. to Provide Clinical Trial Services for International Trials in Chronic Lymphocytic Leukemia

2013 Cancer Genetics, Inc. | OTCQB: CGIX |20

Collaborations with Premier Cancer Research Institutions

Leading Differentiated Research & Driving Product Adoption

Research Collaboration/ Clinical Partnership Licensing Services Highlights

■ Renal Cancer, DLBCL, MCL & FL

■ Joint Venture Focused on Oncology & Next Generation Sequencing

■ Cervical Cancer

■ DLBCL

■ CLL

■ Cervical Cancer & DLBCL ■ Cervical Cancer ■ Kidney Cancer ■ DLBCL, Head & Neck Cancers ■ CLL

2013 Cancer Genetics, Inc. | OTCQB: CGIX |21

Well-Positioned and Growing Internationally Including in Emerging Economies

■ International revenue comes from sale of oncology products (DNA-FISH probes, arrays) and services to emerging economies

■ Expect exposure to increase to emerging economies through strong partnerships with Kamineni Life Sciences (India), Roche (Central America & Caribbean), and DASA (Brasil)

■ We focus our efforts through partnerships to ensure compliance with local regulations and distribution issues

■ Expanded distribution network with 4 new distributors covering 7 countries

■ Continued focus on increasing international partnerships in 2013 and 2014

2013 Cancer Genetics, Inc. | OTCQB: CGIX |22

Roche Partnership

Expanding Market Presence Internationally

CGI will be providing genomic and biomarker testing services to 14 countries in Central America and The Caribbean.

Highlights

■ CGI won a global RFP to help a strategic personalized medicine initiative for Roche Servicios (Latin America) ■ Roche sends all patient samples to the Rutherford facility where they are catalogued and processed ■ CGI interacts with both Roche and the hospital staff (pathologists, oncologists and nurses) and supports delivery of reports through an online HIPAA compliant portal ■ Plans are in development to expand the relationship

“Since the beginning, CGI understood our needs and requirements and most importantly, consistently delivered the service we required…allowing us to offer high quality results and in a very short time to our patients. This commitment with Roche vision and values to offer to patients the best service to improve their lives, has made CGI a true business partner.”

Alvaro Soto, Roche Servicios | Central America & Caribbean General Manager

CGIX Press Release: Cancer Genetics, Inc. selected by Roche Servicios S.A. to provide services for the diagnosis and personalization of oncology treatment

2013 Cancer Genetics, Inc. | OTCQB: CGIX |23

Mayo Clinic Joint Venture

Investing in the Future – OncoSpire Genomics

Next Generation Sequencing in Oncology

Highlights

■ JV to develop clinical diagnostic products and services on NGS platform(s) for select cancers ■ Select three initial projects in key oncology categories by the SRC (Scientific Review Committee) ■ CGI commits up to $6 M over initial three year period (2013 to 2015-16 expected)

■ Mayo commits to “in-kind” services and support, use of facilities, NGS capabilities and patient samples ■ Joint Venture is exclusive in the project areas selected by CGI & Mayo

The Value and Focus of Next Generation Sequencing is Moving from Platforms to Clinically Relevant, Disease-Specific Applications

CGIX Press Release: Mayo Clinic Forms Joint Venture with Cancer Genetics

2013 Cancer Genetics, Inc. | OTCQB: CGIX | 24

Strong History of Growth

CGI Revenue & Clinical Volume Trends (2009 – 2013 thru 6 mos)

Total Revenue ($Mn)

$4.30

$3.02 $3.05

$2.52

$1.67

2009 2010 2011 2012 1H-2013

Clinical Volume (Tests Processed)

6,610

5,115

3,622 3,146

2,321

2009 2010 2011 2012 1H-2013

Trailing 12 Months Revenue is $5.4 Mn

2013 Cancer Genetics, Inc. | OTCQB: CGIX | 25

Strong History of Growth—Revenue & Clinical Volume Trends

(Quarterly Comparison 2012 vs. 2013)

Total Revenue ($000) Clinical Volume (Tests Processed)

* Grants

Q1,2012:

$10K

Note: Approx. 90% Growth

Grants

Q2,2012:

$185K

2nd Quarter 2013 vs. 2012,

Excluding Grants

2013 Cancer Genetics, Inc. | OTCQB: CGIX | 26

Summary Statement of Operations

(2009-2013 thru 6 mos)

Income Statement Item 2009 2010 2011 2012 1H-2013

Revenue $1,666 $2,522 $3,019 $4,302 $3,050 Gross Profit (866) (995) (98) 373 701 Gross Margin (%) (52%) (39%) (3%) 9% 23%

Research & Development (R&D) 1,336 1,167 2,074 2,112 951

Sales & Marketing (S&M) 239 716 1,574 1,399 832 General & Administrative (G&A) 1,845 3,446 4,439 4,503 2,961 Operating Profit (Loss) (4,286) (6,323) (8,185) (7,641) (4,043) Net Income (Loss) (7,328) (8,407) (19,887) (6,666) (6,782)

$ in thousands 2009—2012 audited

2013 Cancer Genetics, Inc. | OTCQB: CGIX | 27

Summary Statement of Operations

(Quarterly & First Half Comparisons 2012 vs. 2013)

Income Statement Item Q2 2012 Q2 2013 ?% 1H 2012 1H 2013 ?%

Revenue $1,148 $1,832 60% $1,983 $3,050 54%

Gross Profit 62 553 +100% 74 701 +100% Gross Margin (%) 5% 30% +100% 4% 23% +100%

Research & Development (R&D) 527 456 (13%) 1,050 951 (9%) Sales & Marketing (S&M) 376 447 19% 716 832 16% General & Administrative (G&A) 1,393 1,384 (1%) 2,329 2,961 27%

Loss From Operations (2,234) (1,734) 22% (4,021) (4,043) (1%)

$ in thousands

2013 Cancer Genetics, Inc. | OTCQB: CGIX | 28

Consistent Focus on Gross Profit Improvements

Additional Efforts Focused Operationally in US & India

Gross Profit Margin

Highlights of Initiatives

■ Manufacturing in India (Probes)

■ Increased automation

■ Process improvement and innovation

■ Capacity utilization

■ Leveraging cloud for scale in IT, data storage and clinical operations

■ Developing innovative model for doing remote genetic analysis in India

2013 Cancer Genetics, Inc. | OTCQB: CGIX | 29

Multiple Customer Types Provide Diversified Revenue Mix With Covered Lives Already in Place

Payor Revenue Mix 2013 (1H, 2013)

Selected Payors

Reimbursement Based Direct Bill / Pay Based

Insurance Companies Companies, Hospitals

& Care Facilities

Medicare Grants, Royalty & Other

2013 Cancer Genetics, Inc. | OTCQB: CGIX | 30

Experienced and Focused Management and Boards

Board of Directors

Raju Chaganti, Ph.D. | Keith Brownlie | John Pappajohn | Franklyn Prendergast, M.D., Ph.D. Panna Sharma | Edmund Cannon | Andrew Pecora, M.D. | The Honorable Tommy G. Thompson

Officers & Management Team

Raju Chaganti, Ph.D., FACMG Founder & Chairman

35 years in cancer research; 37 at MSKCC

Major discoveries in cancer genomics

Published 350+ articles, 4 patents

Panna Sharma President & CEO

15+ years as advisor to global life science & healthcare cos.

Founded TSG Partners

Chief Strategy Officer, iXL (IIXL)

Elizabeth Czerepak Chief Financial Officer

9 yrs as biotech VC; 18 yrs in pharma finance & deal making

JPMorgan, Bear Stearns Health Innoventures, BASF, Roche, Merck

Jane Houldsworth, Ph.D. Vice President of R&D

25 years in translational oncology research

Published 50+ articles, 4 patents

NIH grantee

Scientific Advisory Board

Andrea Califano, Ph.D.

Chairman of the Columbia Initiative for Systems Biology Associate Director for Bioinformatics, Herbert Irving Comprehensive Cancer Center

Timothy A. Chan, M.D., Ph.D.

Principal Investigator, Human Oncology and Pathogenesis Program at Memorial Sloan-Kettering Cancer Center

Riccardo Dalla-Favera, M.D.

Director, Institute for Cancer Genetics at Columbia University

Hans-Guido Wendel, M.D.

Principal Investigator, Cancer Genetics Laboratory at Memorial Sloan-Kettering Cancer Center

Vundavalli V. Murty, Ph.D.

Director, Cancer Cytogenetic Laboratory and Molecular Pathology at Columbia University

Andrew D. Zelenetz, M.D., Ph.D.

Chief of Lymphoma Service and Head of Molecular Hemo-Oncology Laboratory, Department of Medicine at MSKCC

2013 Cancer Genetics, Inc. | OTCQB: CGIX | 31

Strong, Commercially-Focused News Flow & Consistent Achievement of Milestones Expected in Coming Quarters

Recent Accomplishments

- ✓ **Accelerating market traction** – over 50% quarter to quarter growth in 2013 and 60% over same quarter last year
- ✓ **Launched UroGenRA™ – Kidney,** a unique microarray for kidney cancer diagnosis and treatment selection in collaboration with MSKCC
- ✓ **Launched FHACT™ outside the U.S.** in collaboration with the National Cancer Institute research publication
- ✓ **Received CLIA Approval for MatBA® –** MCL (Mantle Cell Lymphoma)
- ✓ **Finalized Agreement with Multiplan** which gave us access to 57 million covered lives
- ✓ **Launched OncoSpire Genomics** – A Next Generation Sequencing Joint Venture with Mayo Clinic

Upcoming Milestones & Value Drivers

- **Increasing covered lives market access through additional payers and health care organizations**
- **Launching multi-marker NGS panel for leukemia and lymphomas**
- **Additional international agreements with life science tools companies for DNA Probes and product distribution in key geographies**
- **UroGenRA™ Kidney – Next phase of data and results from Cleveland Clinic collaboration**
- **MatBA® – Next phase of data and results from Dana Farber and HUMC studies to help support value and reimbursement**
- **CE Approval for FHACT™ – Allows for IVDD use in E.U.**
- **Additional news on biopharma partners and relationships**
- **Announcing initial set of projects and launch plans for OncoSpire Genomics**

CANCER GENETICS
Empowering Personalized Cancer Treatment
2013 Cancer Genetics, Inc. | OTCQB: CGIX | 32

For further information, please contact us at ir@cancergenetics.com

Cancer Genetics, Inc.

Meadows Office Complex 201 Route 17 North Rutherford, NJ 07070 (201) 528-9200

www.cancergenetics.com

Appendix

I. CGIX Capitalization Table

II. DNA Detection Methodologies Utilized By CGI

I. Summary Capitalization Table

CGIX Cap Table As of 06/30/2013

Common Stock 4,316,691

Warrants* – Average Exercise Price of $12.15 1,926,477 Options – Average Exercise Price of $7.61 507,610

Total – Fully Diluted Pre-Offering 6,750,778

Excludes 450,390:

440,390 options reserved for future issuance under equity incentive plans (Employee Option Plan) 10,000 shares issuable to The Mayo Clinic

*	Some of the warrants have anti-dilution provisions, so that the numbers may vary with the actual offering price

2013 Cancer Genetics, Inc. | OTCQB: CGIX | 35

II. Expanding Proprietary Capabilities Across Full Range of DNA Detection Methodologies

Existing CGI Capabilities

DNA-FISH Probe
- Low Resolution (~1-2Mb)
- Mid-High Market Maturity
- **Value:** High in established markets and growing in emerging markets



DNA Microarray
- High Resolution (~1-2kb)
- Low-Mid Market Maturity
- **Value:** Growing in established and more mature healthcare economies



Natural Extension of Technologies Used to Genomically Assess Cancer

The Next Step

DNA Next Generation Sequencing
- Very High Resolution (1-2 nucleotides)
- Emerging Market
- **Value:** High in research but clinical value still emerging. First mover advantage in application development is critical


Fragment & Hybridize to Microarray
Sequence
Analyze

CGI CANCER GENETICS
2013 Cancer Genetics, Inc. | OTCQB: CGIX | 36